Exhibit 99.1

CONTACT:	Hanover Direct, Inc.
John W. Swatek
S.V.P., Chief Financial Officer & Treasurer
Tel: (201) 272-3389

Hanover Direct, Inc. Receives Going Private Proposal

WEEHAWKEN, N.J., Feb. 27 /PRNewswire-FirstCall/ -- Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced today that it received a proposal from Chelsey Direct, LLC, the Company’s largest shareholder, to acquire the shares of common stock of the Company that Chelsey does not already own for a cash purchase price of $1.25 per share in a letter dated February 23, 2006. Chelsey and its affiliates beneficially own approximately 69% of the issued and outstanding Common Stock and approximately 75% of the Common Stock after giving effect to the exercise of all outstanding options and warrants to purchase Common Stock beneficially owned by Chelsey. In addition, Chelsey is holder of 100% of the Company’s Series C Participating Preferred Stock (“Series C Preferred”). Including the Series C Preferred and outstanding options and warrants beneficially owned by Chelsey, Chelsey maintains approximately 91% of the voting rights of the Company. The letter indicates Chelsey’s belief that the Company should become privately owned due to the financial drain imposed by the Company remaining public as well as the limited benefits to the Company from maintaining that status. The letter states that Chelsey or an affiliate proposes to enter into a cash merger agreement with the Company and to commence a cash tender promptly after the execution of that agreement. The result of the proposed transaction would be that stockholders, other than Chelsey and its affiliates, would no longer own shares of the Company’s common stock, and there would no longer be a public market for the Company’s common stock.

The Company’s Board of Directors has not yet reviewed this proposal. It is anticipated that the proposal will be evaluated by a special committee of the Board consisting of independent directors.

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company, and is not a substitute for any tender offer statement or other filing that may be required to be made with the Securities and Exchange Commission if the proposed transaction goes forward. If any such documents are filed with the SEC, investors are urged to read them because they will contain important information about the transaction. Any such documents, once filed, will be available, free of charge, at the SEC’s website (www.sec.gov).

About Hanover Direct, Inc.

Hanover Direct, Inc. provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company’s portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and provides product fulfillment, telemarketing, information technology and e-commerce services to third party direct marketing businesses. Information on Hanover Direct, Inc. can be accessed on the Internet at http://www.hanoverdirect.com.